Exhibit 99.1

Courier Reports Third-Quarter Results

Education Sales Up, but Borders Situation Triggers Impairment Charge

NORTH CHELMSFORD, Mass.--(BUSINESS WIRE)--July 21, 2011--Courier Corporation (Nasdaq: CRRC), one of America’s leading book manufacturers and specialty publishers, today announced results for the quarter ended June 25, 2011, the third quarter of its 2011 fiscal year. Revenues were $61.9 million, down 5% from last year’s third-quarter sales of $64.9 million, helped by solid gains in textbook sales but hurt by the continuing fallout from the bankruptcy proceedings of one of the nation’s largest booksellers.

The loss of sales to Borders Group, Inc., was particularly damaging to Courier’s Research & Education Association (REA) publishing business, for which Borders had been a key customer. Faced with continuing uncertainty about the fate of the remaining Borders stores, Courier took a pre-tax, non-cash impairment charge of $8.6 million or $.43 per diluted share, representing all of REA’s goodwill. As a result, the company reported a third-quarter net loss of $3.1 million or $.26 per diluted share. Excluding the impairment charge, adjusted net income for the quarter was $2.0 million or $.17 per diluted share, up 15% from net income of $1.8 million or $.15 per diluted share in the third quarter of fiscal 2010. A reconciliation of adjusted net income and other non-GAAP measures is included in the tables at the end of this release.

For the first nine months of fiscal 2011, Courier revenues were $185.7 million, versus $186.9 in fiscal 2010. Net loss for the year to date was $6.3 million or $.52 per diluted share, versus net income of $6.0 million or $.50 per diluted share in the first nine months of fiscal 2010. Excluding the third-quarter impairment charge and second-quarter charges for restructuring following a plant closing and a bad-debt provision related to Borders, adjusted net income for the first nine months of fiscal 2011 was $4.0 million or $.34 per diluted share.

In Courier’s book manufacturing segment, robust demand for college textbooks highlighted a strong quarter in the education market. However, trade sales were down sharply, reflecting reduced ordering in the wake of Borders’ store closings. Courier’s publishing segment was similarly affected, with sales to Borders down $650,000 in the third quarter and down $2.4 million for the first nine months of fiscal 2011.

“The situation at Borders continued to be a major thorn in our side,” said Courier Chairman and Chief Executive Officer James F. Conway III. “The resulting shrinkage in trade demand affected both our own publishing segment and the publishing customers we serve as a manufacturer.

“Yet it was also a quarter of important accomplishments. With new presses up and running at both our Indiana and Massachusetts facilities, we extended our leadership in four-color technology while meeting high demand for college textbooks and even faster growth in customized textbook production. We had another solid quarter with our largest religious customer, helping them to bring Scriptures to more countries than ever. We published several books that won prestigious industry awards. And we completed the painful task of closing our one-color plant in Stoughton, Massachusetts, achieving significant savings with no adverse impact on our service to customers.

“Not least of all, we also maintained our strong cash flow and healthy balance sheet. And as a result, we have once again declared our quarterly dividend of $.21 per share, signaling a continuing commitment to deliver value to shareholders.”

Book manufacturing: delivering with digital and offset

Courier’s book manufacturing segment had third-quarter sales of $55 million, down 3% from $56.8 million in last year’s third quarter. The segment’s third-quarter operating income was $5.1 million, up 35% from $3.7 million a year ago. Gross profit in the segment was $11.6 million or 21% of sales, versus $10 million or 17.6% of sales in fiscal 2010, reflecting an increased percentage of four-color work as well as operating efficiencies made possible by recent technology investments and the closing of the Stoughton plant.

For fiscal 2011 to date, book manufacturing sales were $163.6 million, up slightly from $161.7 million in fiscal 2010. The segment’s operating income through nine months was $11.3 million, versus $12.2 million in fiscal 2010, excluding the second-quarter restructuring costs.

The book manufacturing segment focuses on three publishing markets: education, religious, and specialty trade. Sales to the education market were up 10% in the quarter and up 6% through nine months, reflecting higher sales of four-color textbooks for colleges and universities. Sales to the religious market were down 3% from fiscal 2010’s third quarter, but up 6% at the company’s largest religious customer. Through the first nine months of fiscal 2011, religious sales were up 4%. Sales to the specialty trade market were down 23% from last year’s third quarter and down 9% for the year to date, as publishers adjusted their ordering in response to the problems at Borders and the impact of e-books.

In June, the company installed its third HP four-color digital inkjet press at its Courier Digital Solutions facility in Chelmsford, Massachusetts, immediately utilizing this added capacity to meet sharply increased demand for customized textbooks. Meanwhile it successfully redistributed the one-color work formerly assigned to its Stoughton plant to other facilities with no impact on quality or customer service. Courier expects the plant closing to result in annualized pre-tax savings of approximately $4.5 million.

“The healthy market for college textbooks in general, and customized editions in particular, drove the strongest growth in our manufacturing segment,” said Mr. Conway. “In the religious market, we had a very good quarter with our largest customer, continuing the momentum from an outstanding second quarter and extending our Scripture distribution partnership into more than 100 countries. But while we had expected trade sales to be off following the Borders bankruptcy, the slump proved deeper than we had anticipated, with many trade publishers holding back on ordering and others reducing quantities in the face of a diminished sales channel.

“The good news was that our increased four-color capacity proved extremely useful both at our Kendallville, Indiana offset plant and at Courier Digital Solutions, with both facilities operating around the clock as the education market headed toward its seasonal peak. While demand for elementary and high school textbooks continues to be hampered by tight school budgets and the uncertainties surrounding state textbook adoption programs, the college market keeps chugging along, with customized textbooks growing even faster.”

Publishing: channel erosion at Borders

Courier’s specialty publishing segment includes three businesses: Dover Publications, a niche publisher with thousands of titles in dozens of specialty trade markets; Creative Homeowner, which publishes books on home design, decorating, landscaping and gardening; and Research & Education Association (REA), a publisher of test preparation books and study guides.

Third-quarter revenues for the segment were $9.9 million, down 9% from $10.9 million in last year’s third quarter, with reduced sales to Borders accounting for more than two-thirds of the shortfall. The segment’s operating loss for the quarter was $1.2 million, versus a loss of $0.4 million last year. For fiscal 2011 to date, segment sales were $30.8 million, versus $34.1 million for the first nine months of fiscal 2010. The segment’s operating loss through nine months was $3.2 million, excluding the second-quarter bad-debt provision for Borders, versus a loss of $925,000 for last year’s first nine months.

Fallout from the impact of the Borders bankruptcy continued to affect all three publishing businesses, but was most acute at REA, where sales were down 21% in the quarter and 29% for the first nine months of the year. Despite this drop, REA remained profitable in the quarter, helped by the continuing popularity of its AP Crash Course books. However, given the current situation at Borders, Courier recorded an impairment of all of REA’s goodwill through a pre-tax, non-cash charge of $8.6 million or $.43 per diluted share.

Meanwhile, results varied through other sales channels. Reduced traffic at home improvement centers continued to hurt Creative Homeowner sales, down 10% in the quarter and 11% year-to-date. But at Dover, increases in online and international business partially offset the decline in Borders sales; for the quarter, Dover’s sales were off 6%.

“It has been a tough year for bricks-and-mortar booksellers and the publishers who serve them,” said Mr. Conway. “In response, all of our publishing businesses have become leaner and more focused; as a result, for example, Creative Homeowner was able to cut its third-quarter loss to less than half of last year’s. Equally important, all three businesses continue to produce outstanding titles, including two Gold winners in the 2011 Benjamin Franklin Awards and a Bronze winner in the Independent Publisher Book Awards. And our growth in online and international sales testifies to our strong connection to readers and families everywhere.

“The uneasy economy continues to take its toll, but we are fortunate to be able to produce exceptionally attractive books quickly and economically due to our access to Courier Digital Solutions. This capability will serve us even better when consumer spending improves.”

Outlook

“Our fourth quarter is traditionally the strongest in our fiscal year,” said Mr. Conway. “We expect that pattern to hold true this year as well. Our relationships with world leaders in educational and religious publishing have never been stronger, and with the college textbook market in full swing, we are benefiting from our recent investments in capacity through higher utilization of our most efficient equipment.

“At the same time, the Borders situation continues to cast a shadow over both of our business segments, and as a result we have adjusted our guidance to reflect no further sales to Borders as well as a continued shortfall in trade sales in the book manufacturing segment. In addition, we recognize that e-books will probably continue to account for an increasing percentage of trade book sales.

“As a result, for the fourth quarter of fiscal 2011, we expect earnings of $.36 to $.46 per diluted share, versus $.35 per diluted share in last year’s fourth quarter.

“For fiscal 2011 overall, we expect to achieve total sales of between $258 million and $263 million, versus $257 million in fiscal 2010. And we expect earnings per diluted share of between $.70 and $.80, excluding the second-quarter restructuring costs and bad-debt provision, as well as the third-quarter impairment charge. This compares with fiscal 2010 earnings of $.85 per diluted share, excluding last year’s impairment charge.

“In addition to measuring our performance by generally accepted accounting principles (GAAP), we also track several non-GAAP measures including EBITDA (earnings before interest, taxes, depreciation and amortization) as an additional indicator of the company’s operating cash flow performance. This measure should be considered in addition to, not a substitute for or superior to, measures of financial performance prepared in accordance with GAAP. In fiscal 2011, we expect EBITDA to be between $38 million and $40 million, excluding the second-quarter restructuring costs and bad-debt provision, and the third-quarter impairment charge. This compares with EBITDA of $38 million in fiscal 2010, excluding last year’s impairment charge.

“Factors not incorporated into our guidance include the possibility of future impairment or restructuring charges.”

About Courier Corporation

Courier Corporation prints, publishes and sells books. Headquartered in North Chelmsford, Massachusetts, Courier has two business segments, full-service book manufacturing and specialty book publishing. For more information, visit www.courier.com.

This news release includes forward-looking statements. Statements that describe future expectations, plans or strategies are considered “forward-looking statements” as that term is defined under the Private Securities Litigation Reform Act of 1995 and releases issued by the Securities and Exchange Commission. The words “believe,” “expect,” “anticipate,” “intend,” “estimate” and other expressions which are predictions of or indicate future events and trends and which do not relate to historical matters identify forward-looking statements. Such statements are subject to risks and uncertainties that could cause actual results to differ materially from those currently anticipated. Factors that could affect actual results include, among others, changes in customers’ demand for the Company’s products, including seasonal changes in customer orders and shifting orders to lower cost regions, changes in market growth rates, changes in raw material costs and availability, pricing actions by competitors and other competitive pressures in the markets in which the Company competes, consolidation among customers and competitors, insolvency of key customers or vendors, changes in the Company’s labor relations, success in the execution of acquisitions and the performance and integration of acquired businesses including carrying value of intangible assets, restructuring and impairment charges required under generally accepted accounting principles, changes in operating expenses including medical and energy costs, changes in technology including migration from paper-based books to digital, difficulties in the start up of new equipment or information technology systems, changes in copyright laws, changes in consumer product safety regulations, changes in environmental regulations, changes in tax regulations, changes in the Company’s effective income tax rate and general changes in economic conditions, including currency fluctuations, changes in interest rates, changes in consumer confidence, changes in the housing market, tightness in the credit markets and other risks, uncertainties and factors discussed in the Company’s Form 10-Q, Form 10-K and in the Company’s other filings with the U.S. Securities and Exchange Commission (SEC) or in materials incorporated therein by reference. Although the Company believes that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could be inaccurate, and therefore, there can be no assurance that the forward-looking statements will prove to be accurate. The forward-looking statements included herein are made as of the date hereof, and the Company undertakes no obligation to update publicly such statements to reflect subsequent events or circumstances.

COURIER CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS (Unaudited)
(In thousands, except per share amounts)

	QUARTER ENDED		NINE MONTHS ENDED
	June 25,	June 26,	June 25,	June 26,
	2011	2010	2011	2010

Net sales	$61,894	$64,919	$185,708	$186,902
Cost of sales	47,174	51,036	150,509	141,423

Gross profit	14,720	13,883	35,199	45,479

Selling and administrative expenses	11,242	10,877	36,353	35,374
Impairment charge (1)	8,608	-	8,608	-

Operating income (loss)	(5,130)	3,006	(9,762)	10,105

Interest expense, net	194	130	645	367

Income (loss) before taxes	(5,324)	2,876	(10,407)	9,738

Income tax provision (benefit)	(2,195)	1,106	(4,127)	3,749

Net income (loss)	($3,129)	$1,770	($6,280)	$5,989

Net income (loss) per diluted share	($0.26)	$0.15	($0.52)	$0.50

Cash dividends declared per share	$0.21	$0.21	$0.63	$0.63

Wtd. average diluted shares outstanding	11,996	11,962	11,978	11,937

SEGMENT INFORMATION:

Net sales:
Book Manufacturing	$54,997	$56,838	$163,627	$161,659
Specialty Publishing	9,872	10,854	30,760	34,136
Elimination of intersegment sales	(2,975)	(2,773)	(8,679)	(8,893)
Total	$61,894	$64,919	$185,708	$186,902

Operating income (loss):
Book Manufacturing	$5,050	$3,727	$3,799	$12,224
Specialty Publishing	(1,154)	(424)	(3,949)	(925)
Impairment charge (1)	(8,608)	-	(8,608)	-
Stock based compensation	(366)	(329)	(1,072)	(1,012)
Intersegment profit	(52)	32	68	(182)
Total	($5,130)	$3,006	($9,762)	$10,105

(1) In the third quarter of this fiscal year, the Company recorded a $8.6 million non-cash, pre-tax impairment charge related to REA which on an after-tax basis was $5.2 million, or $.43 per diluted share.

COURIER CORPORATION
SEGMENT RESULTS OF OPERATIONS (Unaudited)
(In thousands)

BOOK MANUFACTURING SEGMENT	QUARTER ENDED		NINE MONTHS ENDED
	June 25,	June 26,	June 25,	June 26,
	2011	2010	2011	2010

Net sales	$54,997	$56,838	$163,627	$161,659
Cost of sales	43,445	46,847	138,810	128,856

Gross profit	11,552	9,991	24,817	32,803

Selling and administrative expenses	6,502	6,264	21,018	20,579

Operating income	$5,050	$3,727	$3,799	$12,224

SPECIALTY PUBLISHING SEGMENT	QUARTER ENDED		NINE MONTHS ENDED
	June 25,	June 26,	June 25,	June 26,
	2011	2010	2011	2010

Net sales	$9,872	$10,854	$30,760	$34,136
Cost of sales	6,653	6,992	20,446	21,276

Gross profit	3,219	3,862	10,314	12,860

Selling and administrative expenses	4,373	4,286	14,263	13,785

Operating loss	($1,154)	($424)	($3,949)	($925)

COURIER CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS (Unaudited)
(In thousands)

	June 25,	September 25,
ASSETS	2011	2010

Current assets:
Cash and cash equivalents	$48	$107
Investments	1,266	1,090
Accounts receivable	31,570	35,123
Inventories	41,053	39,933
Deferred income taxes	3,961	4,109
Other current assets	5,905	2,388
Total current assets	83,803	82,750

Property, plant and equipment, net	101,095	103,009
Goodwill and other intangibles	18,694	27,409
Prepublication costs	7,261	7,734
Deferred income taxes	2,737	-
Other assets	1,241	1,292

Total assets	$214,831	$222,194

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Current maturities of long-term debt	$1,788	$1,794
Accounts payable	11,959	14,399
Accrued taxes	514	617
Other current liabilities	15,145	15,358
Total current liabilities	29,406	32,168

Long-term debt	27,768	21,904
Deferred income taxes	-	1,385
Other liabilities	7,415	3,788

Total liabilities	64,589	59,245

Total stockholders' equity	150,242	162,949

Total liabilities and stockholders' equity	$214,831	$222,194

COURIER CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (Unaudited)
(In thousands)

	For the Nine Months Ended
	June 25,	June 26,
	2011	2010
Operating Activities:
Net income (loss)	($6,280)	$5,989
Adjustments to reconcile net income (loss) to cash provided from operating activities:

Depreciation and amortization	17,437	15,527
Impairment charge	8,608	-
Stock-based compensation	1,072	1,012
Deferred income taxes	(3,974)	674
Gain on disposition of assets	-	(183)
Changes in other working capital	(3,840)	(6,418)
Other long-term, net	3,515	(249)

Cash provided from operating activities	16,538	16,352

Investment Activities:
Capital expenditures	(11,670)	(12,635)
Business acquisition	-	(3,000)
Prepublication costs	(3,218)	(3,151)
Proceeds on disposition of assets	-	590
Short-term investments	(176)	(47)

Cash used for investment activities	(15,064)	(18,243)

Financing Activities:
Long-term debt borrowings, net	5,858	8,819
Cash dividends	(7,610)	(7,548)
Proceeds from stock plans	219	241

Cash provided from (used for) financing activities	(1,533)	1,512

Decrease in cash and cash equivalents	($59)	($379)

In addition to measuring our performance by generally accepted accounting principles, we also track several non-GAAP measures including EBITDA (earnings before interest, taxes, depreciation and amortization) as additional indicators of the company's operating cash flow performance. These measures should be considered in addition to, not a substitute for or superior to, measures of financial performance prepared in accordance with GAAP.

Non-GAAP reconciliation - EBITDA:
Net income (loss)	($6,280)	$5,989
Income tax provision (benefit)	(4,127)	3,749
Interest expense, net	645	367
Depreciation and amortization	17,237	15,527
Impairment charge	8,608	-
Restructuring costs	7,472	-
EBITDA	$23,555	$25,632

COURIER CORPORATION
OTHER RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES (Unaudited)
(In thousands, except per share amounts)

		Quarter Ended				Nine Months Ended
		June 25, 2011				June 25, 2011
		Income	Income		Net Income	Income	Income		Net Income
		(Loss)	Tax	Net	(Loss) per	(Loss)	Tax	Net	(Loss) per
		Before	Provision	Income	Diluted	Before	Provision	Income	Diluted
		Taxes	(Benefit)	(Loss)	Share	Taxes	(Benefit)	(Loss)	Share

GAAP basis measures		($5,324)	($2,195)	($3,129)	($0.26)	($10,407)	($4,127)	($6,280)	($0.52)

Impairment charge	(1)	8,608	3,443	5,165	0.43	8,608	3,443	5,165	0.43
Restructuring costs	(2)	-		-	-	7,472	2,787	4,685	0.39
Bad-debt provision	(3)	-		-	-	750	285	465	0.04

Non-GAAP measures		$3,284	$1,248	$2,036	$0.17	$6,423	$2,388	$4,035	$0.34

BOOK MANUFACTURING SEGMENT			Quarter Ended			Nine Months Ended
			June 25, 2011			June 25, 2011
			GAAP	Restruc-	Non-	GAAP	Restruc-	Non-
			Basis	turing	GAAP	Basis	turing	GAAP
			Measures	Costs (2)	Measures	Measures	Costs (2)	Measures

Net sales			$54,997		$54,997	$163,627		$163,627
Cost of sales			43,445	-	43,445	138,810	(7,061)	131,749

Gross profit			11,552	-	11,552	24,817	7,061	31,878

Selling and administrative expenses			6,502	-	6,502	21,018	(411)	20,607

Operating income			$5,050	-	$5,050	$3,799	$7,472	$11,271

SPECIALTY PUBLISHING SEGMENT			Quarter Ended			Nine Months Ended
			June 25, 2011			June 25, 2011
			GAAP	Bad-Debt	Non-	GAAP	Bad-Debt	Non-
			Basis	Provision	GAAP	Basis	Provision	GAAP
			Measures	(3)	Measures	Measures	(3)	Measures

Net sales			$9,872		$9,872	$30,760		$30,760
Cost of sales			6,653	-	6,653	20,446		20,446

Gross profit			3,219	-	3,219	10,314	-	10,314

Selling and administrative expenses			4,373	-	4,373	14,263	(750)	13,513

Operating income (loss)			($1,154)	-	($1,154)	($3,949)	$750	($3,199)

(1)	In the third quarter of this fiscal year, the Company recorded a $8.6 million non-cash, pre-tax impairment charge related to REA,
	representing all of REA's goodwill as well as $200,000 related to the write-down of under-performing titles.

(2)	In the second quarter of fiscal 2011, the Company closed its book manufacturing plant in Stoughton, Massachusetts, due to the impact of technology and competitive pressures affecting the one-color paperback books in which the plant specialized.
Restructuring charges included $4.4 million related to severance and pension withdrawal liabilities and $3.1 million for
	lease termination and other facility closure costs.

(3)	In the second quarter of fiscal 2011, the Company recorded a $750,000 bad-debt provision related to Borders Group, Inc.

CONTACT:
Courier Corporation
James F. Conway III, 978-251-6000
Chairman, President and Chief Executive Officer
or
Peter M. Folger, 978-251-6000
Senior Vice President and
Chief Financial Officer
www.courier.com